Exhibit 10.10

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT (this “Agreement”) is made effective December 30, 2020, by and among the individual Lenders as specified on the signature page below (collectively, “Lender”), and ALFI INC., a Delaware corporation, having a business address of 429 Lenox Avenue, Suite 547, Miami Beach, Florida 33139 USA (“Borrower”).

RECITALS:

WHEREAS, Borrower, desires to borrow from Lender to meet its immediate working capital needs; and

WHEREAS, Borrower desires to borrow an aggregate of up to $2,000,000 (the “Loan”) from the Lender in order to meet the immediate working capital needs of the Borrower to operate its business; and

WHEREAS, Borrower intends to repay the Loan out of the proceeds expected to be realized by Borrower from a debt or equity offering; and

WHEREAS, Borrower and Lender desire to outline the business arrangement between them as it relates to the funding of such Loan.

NOW, THEREFORE, in consideration of the recitals, premises and the mutual agreements contained herein, and other good consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1.     LOAN

1.1        Incorporation of Recitals. It is expressly agreed that the recitals to this Agreement are incorporated herein and made an operative part of this Agreement.

1.2        Loan. Lender hereby agrees to lend funds to Borrower and Borrower hereby accepts the Loan from Lender and agrees to repay the same plus applicable interest and costs and expenses upon terms and conditions as further set forth in this Agreement and its exhibit (collectively, the “Loan Documentation”). The Lender shall fund to the Borrower the amounts reasonably requested by the Borrower from time to time (each an “Installment Amount” and, collectively, the “Installment Amounts”); provided, however, that the aggregate sum of the Installment Amounts shall be no less than $1,000,000 (the “Floor”), and no more than $2,000,000 (the “Ceiling”); and provided, further, that once the aggregate sum of the Installment Amounts reach the Floor, the Lender shall have the right (at its sole discretion), but not the obligation, to fund any Installment Amounts to the Borrower up to the Ceiling.

1.3        Promissory Note. As evidence of the Loan, Borrower shall execute and deliver one or more promissory notes (a "Note") payable to Lender in substantially the same form as “Exhibit “A” (“Exhibit A”) which is hereby incorporated by reference.

1.4        Interest. Borrower shall pay interest to Lender on the Loan from the Funding Date at the rate of Eighteen Percent (18.0%) per annum (computed on the basis of actual calendar days elapsed and a year of three hundred sixty-five (365) days), or, if less, at the highest rate of interest then permitted under applicable law, until the earlier to occur of (i) the Maturity Date or (ii) the earlier repayment of the Note.

1.5        Principal. Lender shall make the Loan available to Borrower on or before December 31, 2020 (the “Funding Date”) in lawful money of the United States of America. The Loan plus interest and any and all unpaid costs and/or expenses shall be repaid by Borrower to Lender on or before the sooner of: (i) a debt or equity financing transaction of $7,000,000 or more, or (ii) June 30, 2021 (the “Maturity Date”). Borrower shall not be entitled to re-borrow any prepaid Loan, interest or other costs or charges.

1.6        Unsecured Loan. The Loan shall be unsecured.

1.7        Additional Financings. Borrower agrees that this Note is now and shall remain senior to any other subsequent debt of Borrower. Where Borrower seeks to enter into any debt or equity financing arrangement during the Term of this Note, then this Note and all related sums due shall immediately become due and payable in their entirety, provided however, at Lender’s sole option, Borrower may be permitted alternate repayment terms. Lender shall not unreasonably withhold its consent from any subordination requests reasonably made by Borrower.

1.8        Compliance. The parties intend that the Loan be undertaken in full compliance with state and federal laws and at non-usurious rates. In the event the terms and conditions of this Agreement shall found to be unlawful, this Agreement shall be voluntarily conformed/modified by the parties or by a court of competent jurisdiction, to come into compliance therewith.

 ARTICLE 2.     RELATED LOAN PROVISIONS

2.1        Use of Proceeds. Borrower will use the proceeds solely for lawful business purposes, including, but not limited to, working capital for the expansion of the Borrower’s business and other related business activities.

2.2        Voting Common Stock Kicker. In connection with the Note, Borrower shall issue to Lender an amount of Voting Common Voting Stock in Borrower (the “Lender Shares”), with such Lender Shares equal to one (1) share of Voting Common Stock for every $2 advanced under the Note (for example, if the full $2,000,000 is advanced under the Note, a total of 1,000,000 Shares of Voting Common Stock would be issued to Lender).

2.3        Terms of Lender Shares. The Lender Shares shall be subject to the following features:

(a)	Such Lender Shares shall be subject to a 12-month, post Initial Public Offering (“IPO”) re-sale “Lock-up” restriction.

(b)	Following the term of the “Lock-up”, the Lender Shares can be sold by Lender upon the following terms:

a.	Lender shall have the right following “Lock-Up,” to a one-time sale of up to 25% of the Lender Shares.

b.	The remaining Lender Shares, which are not otherwise sold in such one-time sale (e.g., 75% of the Lender Shares if 25% of the Equity Shares are sold in the one-time sale), may only be sold if (i) the selling price per share is at least 110% of the IPO price per share, and (ii) if such sale combined with all other sales by such Lender during a thirty (30) day period, represents no more than 10% of the most recent 25-day average trading volume related to Borrower’s shares purchased and sold on the market.

(c)	For a period of 36 months from the Funding Date, Borrower shall have the option, with Lender’s consent, to buy-back any Lender Shares still held by Lender, at a purchase price of $4 per share.

(d)	Further, in all cases where Borrower is not in default of this Agreement, the Lender Shares shall under no circumstances be voted by Lender such that the Lender Shares when combined with Lender’s currently owned shares, shall exceed fifty percent (50%) of the then voting shares of Borrower (to be evaluated on a case-by-case basis), nor shall the Lender Shares be used to support any Written Consent pursuant to 8 Del. C. §141(f) of the Delaware General Corporation Law. For the sake of clarification, the Lender Shares may be voted in all cases where the vote, inclusive of non-Lender shares is unanimous, and where such approval is required to proceed with any IPO.

2.4        Costs and Expenses. Borrower shall be responsible for all documented out-of-pocket costs and reasonable and documented legal expenses incurred by Lender in connection with this Loan of up to $10,000, including processing fees, attorney fees, UCC searches, Florida Documentary Stamps, and filing fees.

ARTICLE 3.     CLOSING

3.1        Closing. The Closing of the Loan shall take place on the Funding Date simultaneously with the execution of this Agreement and the Note at such time and place as mutually agreed to between the parties (the “Closing”).

3.2        Lender’s Closing Deliverables. At the Closing, Lender shall deliver (i) this Agreement duly executed by Lender; and (ii) the initial draw of the Loan Amount to Borrower via bank check or wire transfer or such other manner as shall be mutually agreed upon between Borrower and Lender.

3.3        Borrower’s Closing Deliverables. At the Closing, Borrower shall deliver: (i) this Agreement duly executed by Borrower; and (ii) the Note duly executed by Borrower.

3.4        Application of Payments. Unless a payment is made by Borrower and received at a time when no Default or Event of Default exists and is earmarked for a specific purpose (e.g., a periodic interest payment), the general rule for application of payments to the obligations shall call for application: (i) first, to accrued expense or indemnity obligations then due under this Agreement or the Note; (ii) second, to accrued interest under the Note; and (iii) third, to any amount of principal outstanding under the Note.

ARTICLE 4.     REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

4.1        Authority. Borrower is a Delaware corporation in good standing and has the full power and legal authority to conduct its business and to make, deliver and perform this Agreement. Borrower has taken all necessary actions to authorize the execution, delivery and performance of this Agreement, and the borrowing on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any governmental authority or any other person (including persons who are beneficiaries of obligations of Borrower) is required to be obtained or made by or on behalf of Borrower in connection with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been submitted to, ratified and approved by the Borrower in the manner required by law.

4.2        Effectiveness. This Agreement and the Note shall constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization,, moratorium or similar laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3        No Legal or Contractual Bar. This borrowing and the use of proceeds: (a) do not and will not violate any requirement of law or obligation of Borrower or permit the acceleration of any obligation of Borrower pursuant to any such obligation; and (b) do not and will not result in, or require, the creation of imposition of any lien on any of Borrower's properties or revenues pursuant to any such requirement of law or obligation other than the security interest granted to the Lender in the Collateral as set forth in the security provisions of the Note.

4.4        Waiver. Borrower has waived any potential conflict of interest that could otherwise ever be asserted against Lender arising out of matters relating to this Agreement or the Loan.

4.5        Information. To the best of its knowledge, Borrower confirms that: (a) all information and written materials which Borrower has provided or will provide to Lender in connection with the Loan are accurate in all material respects; and (b) Borrower has all the necessary authority to disclose, provide copies and authorize the use of such information and written materials to Lender. Lender is hereby authorized by Borrower to use such information and written materials for its evaluation of the Loan by its officers, directors, employees, agents and representatives for internal assessment purposes and for the purpose of inclusion of information and materials to nominees selected by Lender for purposes of syndicating the proposed Loan.

ARTICLE 5.     REPRESENTATIONS AND WARRANTIES OF LENDER

5.1        Authority. Lender has the power and authority, and the legal right, to make, deliver and perform this Agreement and to lend funds to Borrower, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any governmental authority or any other person (including persons who are beneficiaries of obligations of Borrower) is required to be obtained or made by or on behalf of Lender in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

5.2        Effectiveness. Upon execution, this Agreement and its exhibit shall constitute the legal, valid and binding obligation of Lender, enforceable against Lender in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

ARTICLE 6.     CONDITIONS OF LENDING

6.1        Representations and Warranties. Each of the representations and warranties made by each party to the other pursuant to this Agreement (or in any amendment, modification or supplement hereto or thereto) shall, except to the extent that they relate to a particular date, be true and correct in all material respects on and as of such date as if made on and as of such date.

6.2        Financial Condition of Borrower. Borrower has provided or will provide all material information regarding the financial condition of Borrower as of the latest practicable date. During the term of the Loan, Borrower shall provide quarterly financial reports and make interim financial updates for material events to Lender. Additionally, should a default occur, Borrower shall be obligated to provide information on a weekly basis to Lender as the business develops such information and shall provide immediate access to all financial reporting, statements, books and records upon Lender’s request. This provision for disclosure shall be considered a material consideration for the provision of this Loan, and Borrower shall be deemed in default of this Agreement should accurate, timely and complete disclosures not occur.

6.3        Approval. This Agreement has been submitted to, ratified and approved by the Borrower and by Lender in the manner required by the law of Lender’s jurisdiction of residence.

6.4        Compliance. Borrower will maintain and operate the business in accordance with all applicable laws, regulations, industry and insurance requirements, in each case, in all material respects. Borrower shall obtain and maintain such authorizations, licenses, permits and other governmental or regulatory agency approvals as are required for the performance of this Agreement.

6.5        Insurance. Borrower shall obtain and maintain liability and property and casualty insurance in such amounts, with insurers and under policies in form and substance reasonably satisfactory to Lender.

6.6        No Default. Borrower shall have complied with each and every covenant and agreement applicable to it contained in this Agreement and the Note and no Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan.

ARTICLE 7.     EVENTS OF DEFAULT

7.1        Event of Default. An "Event of Default" shall mean any of the events specified herein; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied. The following are Events of Default under this Agreement, the Loan and the Note:

(a)        Borrower shall fail to pay: (i) any amount of principal payable under the Note when due in accordance with the terms hereof of or (ii) any interest or fees payable under the Note, in either case within then (10) business days of the date when due in accordance with the terms hereof, in both cases after a two (2) business day email by Lender to the then CFO of Borrower; or

(b)        Borrower shall default in the observance or performance of any other covenant or agreement contained in this Agreement and such default continues for thirty (30) days after the date that Lender has given written notice to Borrower specifying such default and requiring that it be remedied; or

(c)        Borrower shall (i) commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors, or (C) cease doing business in the ordinary course; or (ii) there shall be commenced against Borrower any case, proceeding or other action or a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of its assets which results in the entry of an order for such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) Borrower shall take any corporate action in furtherance of, or indicating its consent to, approval of or acquiescence in any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower shall fail to comply with all applicable federal or state securities laws, rules or regulations, or exchange rules, or generally be unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(d)        Any representation or warranty made by Borrower under this Agreement shall be false or incorrect in any material respect on the date such representation or warranty was made;

(e)        The determination by Lender, in its sole reasonable discretion, that a debt or equity financing transaction of Borrower as currently contemplated, will not take place, or

(f)         This Agreement or any Note shall, for any reason, fail or cease to be enforceable in any material respect; then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of subsection (c) above, with respect to Borrower, automatically the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement or any Note shall immediately become due and payable, (B) if such event is any other Event of Default, Lender may, by written notice to Borrower, declare the Loan hereunder (with accrued but unpaid interest thereon) and all other amounts owing under this Agreement or any Note to be due and payable forthwith, whereupon the same shall immediately become due and payable, (C) Lender may exercise all rights and remedies available to it in equity, at law, or pursuant to the provisions of this Agreement or otherwise, and (D) Lender may exercise its privilege to collect on the entire amount of any outstanding principal and interest and any and all costs associated with collection (including attorney fees at any level).

7.2        Remedies Not Exclusive. The remedies conferred upon or reserved to Lender are intended to be in addition to, and not in limitation of, any other remedy or remedies available to Lender.

ARTICLE 8.     MISCELLANEOUS

8.1        Amendments. This Agreement and any terms hereof may not be amended, supplemented or modified except pursuant to a writing signed by both Lender and Borrower.

8.2        Notices. All notices, requests and demands to or upon the respective parties hereto be effective shall be in writing (including by fax and/or e-mail) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered: (i) by hand, upon receipt or (ii) three (3) days after being deposited in the mail, postage prepaid, or (ii) in the case of facsimile transmission notice, when received (with confirmation of receipt), or (iii) in the case of delivery by a nationally recognized overnight courier, when received, in each case addressed to such addresses or fax number as may be hereafter notified by the respective parties hereto.

8.3        Successors and Assigns. Borrower may not assign its rights or obligations under this Agreement or any Note without the consent of Lender. Lender may assign its interests in this Agreement or any Nate issued hereunder. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns.

8.4        Severability. Any provision of this Agreement that is prohibited or unenforceable shall not invalidate or render enforceable such provision in any other jurisdiction.

8.5        Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Florida, without regard to any conflicts of law provisions.

8.6        Dispute Resolution. In the event of a dispute the following actions shall be taken:

(a)        If a claim or controversy between the parties is not resolved for any reason, Lender and Borrower shall meet within twenty (20) days of written notice of one party to the other to attempt, in good faith, to settle or resolve the matter. Such process shall not stay any termination permitted under this Agreement. Compliance with the provisions of this paragraph shall be a condition precedent to any claim in any arbitration, judicial, or other dispute resolution process.

(b)        Excluding claims for injunctive relief, all controversies or disputes arising out of or relating to this Agreement that cannot be resolved by the parties’ authorized representatives shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators shall in turn select a third arbitrator. The arbitration shall take place in Miami-Dade County, Florida.

(c)        All documents, materials, and information in the possession of each party that are in any way relevant to the claims or disputes shall be made available to the other party for review, inspection and copying no later than sixty (60) days after the notice of arbitration is served.

(d)        The arbitrators shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement. The arbitrators shall have the power to issue mandatory orders, restraining orders, and injunctions in connection with the arbitration. The award entered by the arbitrators shall be final and binding upon the parties, and judgment may be entered thereon in any court of competent jurisdiction.

8.7        Continuing Assurances. Borrower and Lender shall, whenever and as often as reasonably requested to do so by the other party, execute, acknowledge and deliver or cause to be executed, acknowledged or delivered, any and all agreements and instruments as may be necessary, expedient or proper to carry out the intent and purposes of this Agreement, providing that the requesting party shall bear the cost and expense of such further agreements or documents (except that the parties shall bear their respective attorneys’ fees and costs).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Bridge Loan Agreement and its exhibit to be duly executed and delivered on their behalf as of the date first above written.

Borrower
ALFI, INC.

By:

Lender		Lender
Lee Aerospace, Inc.		Paul Antonio Pereira

By:		By:
Title:	CEO	Amount:	$250,000.00
Amount:	$1,700,000.00

Lender
Dennis McIntosh

By:
Title:	CFO
Amount:	$50,000.00

EXHIBIT A

PROMISSORY NOTE

[Attached]

PROMISSORY NOTE

$2,000,000	Miami, Florida
December 31, 2020

FOR VALUE RECEIVED, the undersigned borrower (the “Borrower”) promises to pay to pay the individual Lenders as specified on the signature page below, and on a pro rata basis (collectively, “Lender”), at its principal office the aggregate principal sum of up to Two Million ($2,000,000.00) (the “Maximum Principal Amount”), as updated and set forth on the attached Schedule 1, together with interest on the outstanding principal of each Installment Amount (as defined below) at the rate of Eighteen Percent (18.0%) per annum (computed on the basis of actual calendar days elapsed and a year of three hundred sixty-five (365) days), or, if less, at the highest rate of interest then permitted under applicable law. Interest shall commence respectively on the date when each Installment Amount is received by the Borrower and shall continue to accrue on the corresponding outstanding principal until paid in accordance with the provisions hereof. If any interest is determined to be in excess of the then legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of the applicable principal of the corresponding Installment Amount and applied against the principal of the obligations evidenced by this Promissory Note (this “Note”).

1.          Maturity. Unless sooner paid in accordance with the terms hereof, the entire unpaid principal amount as then set forth on Schedule 1 and all unpaid accrued interest of this Note shall become fully due and payable on the earlier of (i) a debt or equity financing transaction of Borrower of $7,000,000 or more, (ii) June 30, 2021 (the “Maturity Date”), or (iii) the acceleration of the maturity of this Note pursuant to Section 3.

2.          Installment Amounts. The Lender shall fund to the Borrower the amounts reasonably requested by the Borrower from time to time for its operating and/or capital expense purposes (each an “Installment Amount” and, collectively, the “Installment Amounts”) and the Borrower shall update Schedule 1 accordingly; provided, however, that the aggregate sum of the Installment Amounts set forth on Schedule 1 shall not exceed the Maximum Principal Amount; and provided, further, that the Lender shall have the right (at its sole discretion), but not the obligation to fund any Installment Amounts to the Borrower, up to the Maximum Principal Amount.

3.          Events of Acceleration. The entire unpaid principal amount of this Note and all then accrued and unpaid interest of this Note shall become fully due and payable upon the earliest of:

(i)          the filing of a petition by or against the Borrower under any provision of the Bankruptcy Reform Act (Title 11 of the United States Code), as amended or recodified from time to time, or under any other law relating to bankruptcy, insolvency, reorganization or other relief for debtors;

(ii)         the appointment of a receiver, trustee, custodian or liquidator of or for any part of these assets or property of the Borrower;

(iii)        immediately prior to the closing of an acquisition of the Borrower, whether by merger or the purchase of all of its outstanding stock or all (or substantially all) of its assets, by an unrelated third party;

(iv)        the execution by the Borrower of a general assignment for the benefit of creditors; or

(v)         The determination by Lender, in its reasonable discretion, that a debt or equity financing transaction of Borrower as currently contemplated, will not take place.

4.          Form of Payment; Prepayment. All payments of principal and interest on this Note shall be made without offset or deduction in lawful tender of the United States to the Lender. All payments on this Note shall be applied first to the payment of accrued and unpaid interest, and thereafter to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest, may be made in whole or in part at any time without penalty.

5.          Unsecured Loan. The Borrower’s obligations under this Note shall be unsecured.

6.          Default. For purposes of this Note, the failure of the Borrower to pay when due the principal balance and accrued interest under this Note shall constitute an “Event of Default.” If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable without any action on the part of the Lender, and the Borrower shall immediately pay to the Lender all such amounts.

7.          Collection and Attorneys’ Fees. If any action is instituted to collect any indebtedness under this Note, then the Borrower promises to pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with such action.

8.          Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, neither the Lender nor the Borrower may assign, pledge or otherwise transfer this Note without the prior written consent of the other party.

9.          Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of Florida, without giving effect to principles of conflicts of law thereof.

10.        Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall prevail.

11.        Amendment. Any term of this Note may be amended and the observance of any term of this Note may be waived only with the written consent of the Lender and the Borrower; provided, however, that the Borrower may update Schedule 1 attached hereto without such written consent in order to reflect additional Installment Amounts received by the Borrower from time to time.

[Signature page follows.]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date first above written.

BORROWER

AFLI INC.

By:
Name: Paul Antonio Pereira
Title: Chief Executive Officer

Acknowledged and Agreed:

LENDER

LEE AEROSPACE, INC.

By:
Name: James Lee
Title: Chief Executive Officer

LENDER

Paul Antonio Pereira

By:
Name:
Title: CEO

LENDER

Dennis McIntosh

By:
Name:
Title: CFO

SCHEDULE 1

In accordance with Section 2 of this Note, the Lender has loaned to the Borrower the following Installment Amounts on the respective dates received by the Borrower, as set forth below:

Date Received by Borrower	Installment Amounts	Lender and Loan Amount
December 30, 2020	$267,647.47*	Lee Aerospace, Inc
January 8, 2021	$732,352.53*	Lee Aerospace, Inc.
January 8, 2021	$250,000.00	Paul Antonio Pereira
January 8, 2021	$50,000.00	Dennis McIntosh
February 4, 2021	$700,000.00**	Lee Aerospace, Inc.

Total	$2,000,000.00

*combined total equals $1,000,000.00 (floor)

**In accordance with Article 1.2